Exhibit 99.1

Hologic Announces Financial Results for Third Quarter of Fiscal 2015

– Revenues of $693.9 Million Grow 9.7% on a Reported Basis, 12.2% in Constant Currency –

– Company Records GAAP EPS of $0.10, Non-GAAP EPS of $0.43 –

– Company Raises Full-Year Revenue and Earnings Guidance –

BEDFORD, Mass., July 29, 2015 /PRNewswire/ -- Hologic, Inc. (NASDAQ: HOLX) announced today the Company's financial results for the fiscal third quarter ended June 27, 2015. Quarterly revenues of $693.9 million increased 9.7% on a reported basis, and 12.2% on a constant currency basis. GAAP earnings per share (EPS) of $0.10 increased 150%, while non-GAAP EPS of $0.43 increased 16.2%.

"Our third quarter financial results demonstrate the significant progress we have made in building a company that can grow sustainably on both the top and bottom lines," said Steve MacMillan, Hologic's Chairman, President and Chief Executive Officer. "Growth was led by accelerated adoption of our Genius 3D mammography systems, but our diagnostics and surgical businesses also showed broad-based strength. While we are proud of our accomplishments to date, we also believe we have multiple growth opportunities still ahead of us."

Key financial results for the fiscal third quarter are shown below. Throughout this press release, all dollar figures are in millions, except EPS. Unless otherwise noted, all results are on a reported basis, and are compared to the prior year period.

	GAAP			Non-GAAP
	Q3'15	Q3'14	Change (Reported)	Q3'15	Q3'14	Change (Reported)
Revenues	$693.9	$632.6	9.7%	$693.9	$632.6	9.7%
Gross Margin	54.6%	49.4%	520 bps	65.2%	62.9%	230 bps
Operating Expenses	$262.7	$236.6	11.0%	$222.4	$198.2	12.2%
Operating Margin	16.7%	12.0%	470 bps	33.2%	31.5%	170 bps
Net Income	$29.4	$11.3	160.2%	$126.9	$102.4	24.0%
Diluted EPS	$0.10	$0.04	150.0%	$0.43	$0.37	16.2%

Revenue Detail

Revenues increased 12.2% on a constant currency basis, and grew in three of four business segments globally:

$s in millions	Q3'15	Q3'14	Change (Reported)	Change (Constant Currency)
Diagnostics	$306.9	$293.1	4.7%	7.0%
Breast Health	$279.5	$238.0	17.5%	20.2%
GYN Surgical	$85.5	$78.5	8.9%	11.0%
Skeletal Health	$22.0	$23.0	(4.7%)	(1.4%)
Total	$693.9	$632.6	9.7%	12.2%

Other revenue highlights include:

  On a constant currency basis, revenues grew at double-digit rates both domestically and internationally.  U.S. revenues of $539.7 million increased 12.7%.  International revenues of $154.2 million increased 0.4% on a reported basis, and 10.3% on a constant currency basis.
  In Breast Health, revenue from breast imaging products and service totaled $234.1 million, an increase of 21.5% on a reported basis and 24.2% on a constant currency basis, as customer adoption of Hologic's Genius 3D mammography systems accelerated.
  In Diagnostics:
    Molecular diagnostics sales of $124.6 million increased 7.2% on a reported basis, and 8.9% on a constant currency basis, driven mainly by continued strength in Aptima women's health products on the fully automated Panther and Tigris platforms.  Notably, U.S. molecular diagnostics sales grew 12.6%.
    Cytology and perinatal sales of $118.1 million decreased (3.8%) on a reported basis, but increased 0.2% on a constant currency basis, as declines in domestic ThinPrep sales continued to moderate.
    Blood screening revenue from Hologic's partner Grifols totaled $64.2 million, an increase of 18.5%, primarily due to new business with the Japanese Red Cross.  As previously discussed, this growth benefit will annualize in Hologic's fiscal fourth quarter.
  In GYN Surgical, MyoSure system sales of $31.5 million increased 36.1% on a reported basis and 37.5% on a constant currency basis.  NovaSure system sales of $53.6 million declined (2.4%) on a reported basis, and were flat on a constant currency basis.
  Approximately 61% of total revenues were from disposables, 23% were from capital equipment, and 16% were from service and other sources.

Expense Detail

Gross margin was 54.6% on a GAAP basis, and 65.2% on a non-GAAP basis. Gross margin improved mainly due to strong domestic sales growth, and favorable product mix in the Breast Health and Diagnostics divisions. These benefits were partially offset by a stronger U.S. dollar.

Operating expenses were $262.7 million on a GAAP basis, and $222.4 million on a non-GAAP basis. Operating expenses increased mainly due to higher variable compensation expense, and increased marketing and research and development spending in the Breast Health and Diagnostics businesses.

Other Key Financial Results

Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) were $249.7 million, an increase of 12.6%.

Operating cash flow was $242.3 million, an increase of 53.0%, driven by higher net income and working capital efficiencies. Free cash flow, defined as operating cash flow less capital expenditures, was $223.9 million.

Total debt outstanding at the end of the fiscal third quarter was $3,942.3 million, a decrease of $328.2 million compared to the prior year period. During the quarter, the Company entered into a new, five-year secured credit agreement consisting of a $1.5 billion senior Term Loan and a $1 billion revolving credit facility, and used the proceeds to pay off the Company's previous senior secured term loans. In addition, on July 2 the Company completed a private offering of $1.0 billion aggregate principal amount of 5.250% senior notes due 2022 at an issue price of $1,000 per $1,000. Hologic intends to use the net proceeds of the offering, plus available cash, to redeem its outstanding 6.25% senior notes due 2020 in the aggregate principal amount of $1.0 billion.

Return on invested capital was 10.6% on a trailing 12 months basis, compared to 8.3% in the prior year period.

The Company ended the quarter with cash, cash equivalents and restricted cash of $888.8 million.

Updated Financial Guidance

Based on its strong performance in the third quarter of fiscal 2015, Hologic is raising its full year 2015 revenue and non-GAAP EPS guidance, as shown in the table below. The guidance for reported results is based on recent foreign exchange rates. Guidance assumes diluted shares outstanding of 291 million for the full year and an annual tax rate of 34.25%. Percentage changes from the prior year exclude the one-time benefit associated with amending the Roka license agreement, which added $20.1 million of revenue and $0.05 of EPS to the fourth quarter of fiscal 2014.

	New Guidance	Last Guidance From 4/29/15	New Guidance vs. Prior Year (As Reported)	New Guidance vs. Prior Year (Constant Currency)
Revenues	$2,687 to $2,697 million	$2,600 to $2,620 million	7.0% to 7.4%	9.1% to 9.5%
Non-GAAP EPS	$1.65 to $1.66	$1.57 to $1.59	13.0% to 13.7%	17.1% to 17.8%

For the fourth quarter of fiscal 2015, Hologic now expects:

	Guidance	Change vs. Prior Year Period (As Reported)	Change vs. Prior Year Period (Constant Currency)
Revenues	$685 to $695 million	6.9% to 8.5%	9.3% to 10.9%
Non-GAAP EPS	$0.41 to $0.42	7.9% to 10.5%	13.2% to 15.8%

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP net income; non-GAAP EPS; and adjusted EBITDA. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill and intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration, transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value; (iii) non-cash interest expense related to amortization of the debt discount from the equity conversion option of the convertible notes; (iv) restructuring and divestiture charges and accelerated depreciation expense; (v) debt extinguishment losses and related transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; (viii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (ix) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income.

The Company believes the use of non-GAAP financial measures is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Future Non-GAAP Adjustments

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the Company's non-GAAP EPS guidance as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Conference Call and Webcast

Hologic's management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the third quarter of fiscal 2015. Approximately 10 minutes before the call, dial 877-723-9509 (U.S. and Canada) or 719-325-4804 (international) and enter access code 3002395. A replay will be available starting two hours after the call ends through August 28, 2015, at 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), access code 3002395. The Company will also provide a live webcast of the call at www.investors.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the same site.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company's core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Hologic, Genius 3D mammography, Aptima, ThinPrep, MyoSure, NovaSure, Panther, Tigris, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact
Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Revenues:
Product	$583.0	$529.3	$1,676.0	$1,562.8
Service and other	110.9	103.3	326.2	307.3
Total revenues	693.9	632.6	2,002.2	1,870.1

Cost of revenues:
Product	186.2	186.7	559.6	549.3
Amortization of intangible assets	73.1	80.5	225.6	234.1
Impairment of intangible assets	—	—	—	26.6
Service and other	55.9	52.6	163.7	159.6

Gross profit	378.7	312.8	1,053.3	900.5

Operating expenses:
Research and development	56.0	52.5	161.2	151.1
Selling and marketing	94.3	83.0	263.3	245.0
General and administrative	73.1	64.7	194.7	194.6
Amortization of intangible assets	27.4	29.7	82.8	85.0
Impairment of intangible assets	—	—	—	0.5
Restructuring and divestiture charges	11.9	6.7	21.9	36.6
Total operating expenses	262.7	236.6	723.9	712.8

Income from operations	116.0	76.2	329.4	187.7
Interest expense	(52.4)	(52.4)	(154.3)	(168.1)
Other income (expense), net	1.3	(1.2)	1.6	(2.7)
Debt extinguishment loss	(18.2)	—	(24.9)	(7.4)

Income before income taxes	46.7	22.6	151.8	9.5
Provision for income taxes	17.3	11.3	45.3	20.3

Net income (loss)	$29.4	$11.3	$106.5	$(10.8)

Net income (loss) per common share:
Basic	$0.10	$0.04	$0.38	$(0.04)
Diluted	$0.10	$0.04	$0.37	$(0.04)

Weighted average number of shares outstanding:
Basic	281,184	276,843	280,064	274,713
Diluted	292,612	279,205	287,790	274,713

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In millions)

	June 27, 2015	September 27, 2014
ASSETS

Current assets:
Cash and cash equivalents	$885.0	$736.1
Restricted cash	3.8	5.5
Accounts receivable, net	382.8	396.0
Inventories	295.0	330.6
Deferred income taxes	—	39.4
Other current assets	62.2	58.2
Total current assets	1,628.8	1,565.8

Property, plant and equipment, net	449.9	461.9
Goodwill and intangible assets	5,934.4	6,244.4
Other assets	117.4	142.6
Total assets	$8,130.5	$8,414.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$671.5	$114.5
Accounts payable and accrued liabilities	349.4	354.2
Deferred income tax liabilities	16.1	—
Deferred revenue	152.2	150.9
Total current liabilities	1,189.2	619.6

Long-term debt, net of current portion	3,270.8	4,153.2
Deferred income taxes	1,209.7	1,375.4
Other long-term liabilities	223.7	203.5
Total liabilities	5,893.4	6,351.7
Total stockholders' equity	2,237.1	2,063.0
Total liabilities and stockholders' equity	$8,130.5	$8,414.7

HOLOGIC, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In millions)

	Nine Months Ended
	June 27, 2015	June 28, 2014
OPERATING ACTIVITIES
Net income (loss)	$106.5	$(10.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	60.8	72.7
Amortization	308.3	319.1
Non-cash interest expense	49.5	52.2
Stock-based compensation expense	42.2	39.1
Excess tax benefit related to equity awards	(8.0)	(5.2)
Deferred income taxes	(110.9)	(204.6)
Asset impairment charges	—	33.3
Cost-method equity investment impairment charges	—	6.9
Debt extinguishment loss	24.9	7.4
Loss on disposal of business	9.6	—
Loss on disposal of property and equipment	4.5	5.1
Other	0.5	(1.4)
Changes in operating assets and liabilities:
Accounts receivable	3.5	28.4
Inventories	32.9	(42.2)
Prepaid income taxes	(1.3)	34.4
Prepaid expenses and other assets	4.7	13.8
Accounts payable	(1.8)	1.7
Accrued expenses and other liabilities	25.3	16.1
Deferred revenue	2.4	10.7
Net cash provided by operating activities	553.6	376.7
INVESTING ACTIVITIES
Net proceeds from sale of business	—	2.4
Purchase of property and equipment	(27.9)	(30.9)
Increase in equipment under customer usage agreements	(30.2)	(26.9)
Net (purchases) sales of insurance contracts	(6.4)	13.8
Purchases of mutual funds	—	(29.7)
Sales of mutual funds	7.7	22.4
Increase in other assets	—	(3.0)
Net cash used in investing activities	(56.8)	(51.9)
FINANCING ACTIVITIES
Repayment of long-term debt	(2,045.0)	(578.8)
Proceeds from long-term debt	1,495.1	—
Proceeds from revolving credit line	175.0	—
Payment of debt issuance costs	(8.3)	(2.4)
Purchase of interest rate caps	(6.1)	—
Payment of deferred acquisition consideration	—	(5.0)
Net proceeds from issuance of common stock pursuant to employee stock plans	50.4	75.8
Excess tax benefit related to equity awards	8.0	5.2
Payment of minimum tax withholdings on net share settlements of equity awards	(12.6)	(9.2)
Net cash used in financing activities	(343.5)	(514.4)
Effect of exchange rate changes on cash and cash equivalents	(4.4)	(0.4)
Net increase (decrease) in cash and cash equivalents	148.9	(190.0)
Cash and cash equivalents, beginning of period	736.1	822.5
Cash and cash equivalents, end of period	$885.0	$632.5

HOLOGIC, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited)
(In millions, except earnings per share)

	Three Months Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Gross Profit:
GAAP gross profit	$378.7	$312.8	$1,053.3	$900.5
Adjustments:
Amortization of intangible assets (1)	73.1	80.5	225.6	234.1
Incremental depreciation expense (2)	0.8	1.7	2.4	5.2
Acquisition and integration- related costs (3)	0.1	2.0	0.5	7.7
Impairment charges (4)	—	1.0	—	28.5
Non-GAAP gross profit	$452.7	$398.0	$1,281.8	$1,176.0

Gross Margin Percentage:
GAAP gross margin percentage	54.6%	49.4%	52.6%	48.2%
Impact of adjustments above	10.6%	13.5%	11.4%	14.7%
Non-GAAP gross margin percentage	65.2%	62.9%	64.0%	62.9%

Operating Expenses:
GAAP operating expenses	$262.7	$236.6	$723.9	$712.8
Adjustments:
Amortization of intangible assets (1)	(27.4)	(29.7)	(82.8)	(85.0)
Incremental depreciation expense (2)	(1.0)	(1.3)	(2.3)	(4.0)
Acquisition and integration- related costs (3)	—	(0.7)	—	(4.1)
Restructuring and divestiture charges (3)	(11.9)	(6.7)	(21.9)	(36.6)
Impairment charges (4)	—	—	—	(1.8)
Other (5)	—	—	(0.1)	0.9
Non-GAAP operating expenses	$222.4	$198.2	$616.8	$582.2

Operating Margin:
GAAP income from operations	116.0	76.2	329.4	187.7
Adjustments to gross profit as detailed above	74.0	85.2	228.5	275.5
Adjustments to operating expenses as detailed above	40.3	38.4	107.1	130.6
Non-GAAP income from operations	$230.3	$199.8	$665.0	$593.8

Operating Margin Percentage:
GAAP income from operations margin percentage	16.7%	12.0%	16.5%	10.0%
Impact of adjustments above	16.5%	19.5%	16.7%	21.8%
Non-GAAP operating margin percentage	33.2%	31.5%	33.2%	31.8%

Interest Expense:
GAAP interest expense	52.4	52.4	154.3	168.1
Adjustments:
Non-cash interest expense relating to convertible notes (6)	(9.2)	(8.5)	(27.0)	(28.4)
Debt transaction costs (7)	(4.6)	—	(4.6)	(1.0)
Non-GAAP interest expense	38.6	43.9	122.7	138.7

Pre-Tax Income (loss):
GAAP pre-tax earnings (loss)	46.7	22.6	151.8	9.5
Adjustments to pre-tax earnings (loss) as detailed above	128.1	132.3	367.2	435.5
Debt extinguishment loss (7)	18.2	—	24.9	7.4
Other (5)	—	3.2	—	6.9
Non-GAAP pre-tax Income	193.0	158.1	543.9	459.3
Net income (loss):
GAAP net income (loss)	$29.4	$11.3	$106.5	$(10.8)
Adjustments:
Amortization of intangible assets (1)	100.5	110.2	308.4	319.1
Non-cash interest expense relating to convertible notes (6)	9.2	8.5	27.0	28.4
Restructuring, divestiture and acquisition- related charges (3)	12.0	9.4	22.4	48.4
Incremental depreciation expenses (2)	1.8	3.0	4.7	9.2
Debt extinguishment loss and transaction charges (7)	22.8	—	29.5	8.4
Asset impairment charges (4)	—	—	—	30.3
Other charges (5)	—	4.2	0.1	6.0
Income tax effect of reconciling items (8)	(48.8)	(44.2)	(141.1)	(139.3)
Non-GAAP net income	$126.9	$102.4	$357.5	$299.7

Earnings (loss) per share:
GAAP earnings (loss) per share - Diluted	$0.10	$0.04	$0.37	$(0.04)
Adjustment to net earnings (loss) (as detailed below)	0.33	0.33	0.87	1.12
Non-GAAP earnings per share – diluted (9)	$0.43	$0.37	$1.24	$1.08

Adjusted EBITDA:
Non-GAAP net income	$126.9	$102.4	$357.5	$299.7
Interest expense, net, not adjusted above	38.4	43.6	121.7	137.9
Provision for income taxes	66.1	55.7	186.2	159.6
Depreciation expense, not adjusted above	18.3	20.0	55.9	60.4
Adjusted EBITDA	$249.7	$221.7	$721.3	$657.6

Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of intangible assets.
(2)

To reflect non-cash fair value adjustments for additional depreciation expense related to the fair value write-up of fixed assets acquired in the Gen-Probe acquisition and accelerated depreciation expense related to facility closure and consolidation.

(3)	To reflect restructuring and divestiture charges and certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention and transfer costs.
(4)

To reflect a non-cash impairment charge on certain of the Company's intangible assets and property and equipment related to its MRI breast coils product line to record them at fair value in fiscal 2014 and the impairments for inventory and equipment due to cost containment and consolidation plans.

(5)	To reflect the net impact from miscellaneous transactions during the relevant period, including cost method equity investment impairments.
(6)	To reflect certain non-cash interest expense related to the amortization of the debt discount from the equity conversion option of the Company's convertible notes.
(7)	To reflect non-cash losses for extinguishment and partial extinguishment related to voluntary prepayments and refinancings under the Credit Agreement and related cash transaction costs.
(8)	To reflect an estimated annual effective tax rate of 34.25% and 34.75% for fiscal 2015 and 2014.
(9)

Non-GAAP earnings per share was calculated based on 292,612 and 279,205 weighted average diluted shares outstanding for the three months ended June 27, 2015 and June 28, 2014, respectively, and 287,790 and 277,074 weighted average diluted shares outstanding for the nine months ended June 27, 2015 and June 28, 2014, respectively.